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                                                                     EXHIBIT 5.1

                      (BASS, BERRY & SIMS PLC LETTERHEAD)


                                October 28, 2003

Forward Air Corporation
430 Airport Road
Greeneville, Tennessee 37745

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Forward Air Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission, covering 2,530,000 shares of Company common stock, par value $0.01 per share (the "Common Stock") to be sold by certain shareholders of the Company (the "Selling Shareholders") to the underwriters represented by Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the "Underwriters"), for public distribution pursuant to the Underwriting Agreement between the Company, the Selling Shareholders and the Underwriters. Such 2,530,000 shares of Common Stock includes 330,000 shares that may be purchased by the Underwriters upon the exercise of an option to cover over-allotments.

         In connection with this opinion we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders are validly issued, fully paid, and nonassessable.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                                 Sincerely,


                                                 /s/ Bass, Berry & Sims PLC